UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 11, 2012

SEQUENOM, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-29101	77-0365889
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3595 JOHN HOPKINS COURT

SAN DIEGO, CALIFORNIA 92121

(Address of Principal Executive Offices)

(858) 202-9000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 11, 2012, the Board of Directors (the “Board”) of Sequenom, Inc. (the “Company”) adopted a Policy for Recoupment of Incentive Compensation (the “Clawback Policy”). The Clawback Policy applies to any of the Company’s current and former executive officers who, at the relevant time, were designated by the Board as an officer for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (each, a “covered person”). Under the Clawback Policy, if the Company is required to prepare an accounting restatement for any fiscal quarter or year commencing after the adoption of the Clawback Policy and the Board determines that misconduct contributed to the noncompliance that resulted in the requirement to restate the Company’s financial statements, then the Board may recoup certain incentive compensation paid to the covered persons. Specifically, the Board may require a covered person to repay some or all of (i) any bonus compensation received that was calculated based on the financial statements that were subsequently restated, (ii) up to the full amount of any equity incentive grant received that was determined based on the financial statements that were subsequently restated and (iii) some or all of any gains realized on the exercise of stock options or on the open-market sale of vested shares during certain periods. The Board may seek recoupment from each applicable covered person from prior incentive compensation payments, future payments of incentive compensation, cancellation of outstanding equity awards, future equity awards and direct repayment. The Clawback Policy became effective immediately.

Additionally, on December 11, 2012, the Board adopted a Stock Ownership and Holding Policy (the “Ownership Policy”), which applies to the Company’s Chief Executive Officer and each of the Company’s non-employee directors (each, a “covered person”). The Ownership Policy provides that the covered persons must have direct ownership of the Company’s common stock in an amount equal to at least three times the amount of such covered person’s annual cash retainer or base salary, as applicable, which such amount shall be determined by multiplying the number of shares owned by such covered person by the closing price of such shares on the date on which such evaluation is made. Each covered person will have a period of 5 years to comply with the ownership requirements set forth in the Ownership Policy starting from the later of the adoption of the Ownership Policy or the date such individual becomes a covered person.

The Ownership Policy also provides that, until such time as a non-employee director satisfies the applicable ownership requirements, such covered person (i) shall hold all shares of common stock received in lieu of cash compensation and 50% of the net shares of common stock

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received from equity awards and (ii) shall be paid at least 25% of his or her annual retainer in shares of common stock. With respect to the Company’s Chief Executive Officer, until such time as he or she satisfies the applicable ownership requirements, the Company’s Chief Executive Officer shall hold all shares of common stock received through the Company’s Employee Stock Purchase Plan and 50% of the net shares of common stock received from equity awards.

On December 11, 2012, the Board also approved certain amendments to stock options to purchase common stock held by Harry F. Hixson, Jr., the Company’s Chief Executive Officer. The amendments were to (i) an incentive stock option to purchase 59,700 shares of common stock granted to Dr. Hixson on February 14, 2011, (ii) a nonstatutory stock option to purchase 310,300 shares of common stock granted to Dr. Hixson on February 14, 2011 (the options set forth in (i) and (ii) shall be referred to herein as the “the “2011 Options”), (iii) an incentive stock option to purchase 16,750 shares of common stock granted to Dr. Hixson on February 7, 2012 and (iv) a nonstatutory stock option to purchase 385,250 shares of common stock granted to Dr. Hixson on February 7, 2012 (the options set forth in (iii) and (iv) shall be referred to herein as the “2012 Options”).

The 2012 Options were amended to retroactively provide that 50% of the shares subject to the 2012 Options will only become exercisable if a performance condition is met. The performance condition requires the price of the Company’s common stock to appreciate such that the closing sales price as quoted on any established stock exchange or market is a minimum of a 25% premium to the exercise price of the 2012 Options for at least 30 consecutive trading days. The amendment to the 2012 Options became effective immediately with Dr. Hixson’s consent.

The 2011 Options were amended to provide that the 2011 Options shall continue to vest based on Dr. Hixson’s continuous service to the Company in any capacity, consistent with the definition of “Continuous Service” in the Company’s 2006 Equity Incentive Plan. Prior to such amendment, the 2011 Options included a unique limitation requiring Dr. Hixson’s continuous service to the Company to be as an employee for continued vesting. The amendment to the 2011 Options became effective immediately.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEQUENOM, INC.

Date: December 17, 2012	By:	/s/ Bill Bowen
Bill Bowen Senior Vice President and General Counsel

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